CARDIOVASCULAR SYSTEMS REPORTS STRONGER THAN EXPECTED PRELIMINARY FISCAL THIRD-QUARTER REVENUE

Company Implements Restructuring to Align Costs with Expected Revenue Growth and Provide a Pathway to Profitability

St. Paul, Minn., March 31, 2016 – Cardiovascular Systems, Inc. (CSI) (NASDAQ: CSII) today reported preliminary revenue for its fiscal third quarter ended March 31, 2016. For the quarter, the company anticipates revenue to range from $43.5 million to $44 million, approximately 4 percent to 5 percent above the high end of its previously issued guidance range of $40.5 million to $42 million. Additionally, CSI announced broad-based restructuring measures to reduce costs as a key part of its plan to balance revenue growth with a pathway to profitability and positive cash flow. The restructuring measures include a workforce reduction of approximately 8 percent.

Scott Ward, CSI’s Chairman and Interim President and Chief Executive Officer, said, “As we discussed on our second-quarter earnings call, our immediate focus is to stabilize our sales force and resume sequential quarterly revenue growth. We’ve made solid progress on these goals, resulting in revenues exceeding guidance for the third quarter of this fiscal year. We also discussed our longer term effort of positioning CSI for profitability and positive cash flow. The restructuring announced today is a significant step in achieving these goals.”

As a result of the restructuring and previously announced departure of its CEO, CSI expects to take a one-time charge of approximately $4.5 million in its fiscal 2016 third quarter. Additionally, as disclosed on March 21, 2016, the company has reached an agreement in principle with the U.S. Department of Justice to settle claims underlying the government’s investigation. That agreement in principle is expected to result in a one-time charge of approximately $8 million in the fiscal 2016 third quarter.

All financial results are preliminary and subject to the company’s usual close procedures and review by its external auditors. Full third-quarter financial results are expected to be released on May 4.

About Cardiovascular Systems, Inc.
Cardiovascular Systems, Inc., based in St. Paul, Minn., is a medical device company focused on developing and commercializing innovative solutions for treating peripheral and coronary disease. The company’s Orbital Atherectomy Systems treat calcified and fibrotic plaque in arterial vessels throughout the leg and heart in a few minutes of treatment time, and address many of the limitations associated with existing surgical, catheter and pharmacological treatment alternatives. The U.S. FDA granted 510(k) clearance for the use of the Diamondback Orbital Atherectomy System in peripheral arteries in August 2007. In October 2013, the company received FDA approval for the use of the Diamondback Orbital Atherectomy System in coronary arteries. The Stealth 360® Peripheral Orbital Atherectomy System (OAS) received CE Mark in October 2014. To date, over 235,000 of CSI’s devices have been sold to leading institutions across the United States. For more information, visit the company’s website at www.csi360.com.

Safe Harbor
Certain statements in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are provided under the protection of the safe harbor for forward-looking statements provided by that Act. For example, statements in this press release regarding (i) preliminary financial results; (ii) future growth, profitability and positive cash flow; (iii) the agreement in principle with the United States Department of Justice; and (iv) the sizes of one-time charges, are forward-looking statements. These statements involve risks and uncertainties that could cause results to differ materially from those projected, including, but not limited to, the finalization of the quarter close process; the

Cardiovascular Systems, Inc.
March 31, 2016

ability of CSI and the United States Department of Justice to negotiate and agree upon definitive documentation and actions of courts and other governmental entities; regulatory developments in the U.S. and foreign countries; FDA and similar foreign clearances and approvals; approval of our products for distribution in foreign countries; approval of products for reimbursement and the level of reimbursement; dependence on market growth; the experience of physicians regarding the effectiveness and reliability of CSI’s products; the reluctance of physicians, hospitals and other organizations to accept new products; actual clinical trial and study results; the impact of competitive products and pricing; unanticipated developments affecting our estimates regarding expenses, future revenues and capital requirements; the difficulty to successfully manage operating costs; our inability to sustain growth in our sales and marketing organization; our ability to manage employee turnover, growth and training; our ability to manage our sales force expansion and dual franchise strategy; our ability to secure financing; our ability to manage costs; general economic conditions; and other factors detailed from time to time in CSI’s SEC reports, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. CSI encourages you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, CSI's actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and CSI undertakes no obligation to update them to reflect subsequent events or circumstances.

Contacts:

Cardiovascular Systems, Inc. Jack Nielsen (651) 202-4919 j.nielsen@csi360.com	PadillaCRT Matt Sullivan (612) 455-1709 matt.sullivan@padillacrt.com

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